Exhibit 1.3
ENGLISH TRANSLATION
Rules of Procedure
for the Supervisory Board of
Infineon Technologies AG
— November 2009 version —
The Supervisory Board of Infineon Technologies AG adopts the following Rules of Procedure, pursuant to Section 10 (3) of the Articles of Association:
§ 1
General
(1) The Supervisory Board shall carry out its duties according to the provisions of law, the Articles and these Rules of Procedure and in line with the guidelines of the German Corporate Governance Code. Its members have the same rights and duties, insofar as they are not determined differently by law or the Articles. They are not bound by any orders or directives and are only obligated to further the good of the Company.
(2) The Supervisory Board shall in particular supervise the management of the Company through the Management Board. Furthermore, the Supervisory Board shall support the Management Board through advice and promote the goals of the Company.
§ 2
Chairman and Deputy Chairman
(1) Following the election of the new Supervisory Board in the General Shareholders Meeting, a meeting of the Supervisory Board shall take place, for which no special notice is needed (constitutive meeting) and which shall be chaired by the eldest member of the Supervisory Board present at the meeting. The Supervisory Board shall elect according to the rules of the Codetermination Act a chairman and a deputy chairman for the duration of its term. The deputy chairman shall act in all cases for the chairman when the chairman is not able to do so, unless prohibited by the Articles or Rules of Procedure. Whenever he acts for the chairman, a deputy chairman has the same rights as the chairman, with the exception of the second vote the chairman is entitled to pursuant to the Codetermination Act.
(2) If the chairman of the Supervisory Board or a deputy chairman resigns before they complete their tenure, a new election shall take place immediately for the remaining term of office.

(3) The chairman of the Supervisory Board shall coordinate the activities of the Supervisory Board as well as the cooperation with the Management Board. The chairman shall maintain regular contact with the Management Board and in particular with the chairman or speaker of the Management Board; he shall consult with him on the strategy, planning, business development and risk management of the group as well as on important matters which are of material significance for the purposes of analyzing the condition and development as well as for the management of the Company.
§ 3
Convening of Meetings
(1) A meeting of the Supervisory Board shall take place at least once per calendar quarter. Additional meetings shall be called if it is deemed necessary.
(2) Meetings of the Supervisory Board shall be announced by the chairman in writing, by fax or by electronic media, giving at least two weeks advance notice. The day on which the notification is mailed and the day of the meeting shall not be counted. To meet the deadline, timely mailing shall suffice. In urgent cases, the chairman can shorten the notice period to three days and give notice of the meeting orally or by phone.
(3) The place and time of the meeting, as well as the principal items on the agenda and suggested resolutions, shall be included in the notice. The documents for consideration shall, as a general rule, be provided in writing or by electronic media and in good time.
(4) Meetings of the Supervisory Board shall take place at the Company headquarters, if the chairman of the Supervisory Board does not determine another location.
§ 4
Passing of Resolutions
(1) Resolutions of the Supervisory Board shall generally be passed at meetings. The meetings of the Supervisory Board may also be held in the form of a telephone or video conference and individual members of the Supervisory Board may participate in the meetings by way of telephone or video communication. At the order of the chairman of the Supervisory Board, the Supervisory Board may also pass resolutions by submitting votes to the chairman of the Supervisory Board in writing, by telephone, fax or telex, or using other means of telecommunication expressly including e-mail. Objections to this procedure are not permitted.

(2) The chairman of the Supervisory Board shall chair meetings of the Supervisory Board. He will determine the order of the items on the agenda as well as the type and order of voting. The chairman of the Supervisory Board may, at his proper discretion, decide to cancel or postpone a meeting or to adjourn the discussion of certain agenda items to the next meeting.
(3) The Supervisory Board has a quorum if the members of the Supervisory Board have been duly invited using their most recent available addresses and at least half of the members comprising the Supervisory Board participate in passing resolutions . Any form of voting according to paragraphs 1 and 7 shall be deemed as participation. A member also takes part in the determination of resolutions if he abstains.
(4) Items on the agenda that have not been properly announced can only be resolved at a meeting if none of the Supervisory Board members who are present at the meeting objects. Members of the Supervisory Board who are absent shall be given an opportunity to object or cast their vote in writing within a reasonable period of time as determined by the chairman of the Supervisory Board. The resolution shall become effective if no absent members of the Supervisory Board object within this time period.
(5) Resolutions of the Supervisory Board require approval by a simple majority of votes cast, unless otherwise required by law. This applies also to elections.
(6) In the event of a tie, a new vote will be held in which the chairman of the Supervisory Board shall have two votes.
(7) An absent member of the Supervisory Board can cast his vote through delivery of his written vote by another member of the Supervisory Board.
(8) Minutes of meetings and resolutions of the Supervisory Board shall be created and shall be signed by the chairman of the Supervisory Board and minutes of meetings also by the minute taker. Each member of the Supervisory Board shall be provided with a copy. The minutes shall contain the day and place of the meeting, the participants, the items on the agenda, the essential contents of the discussions and the resolutions adopted by the Supervisory Board. Each member of the Supervisory Board has the right to have his vote recorded in the minutes.
(9) The chairman of the Supervisory Board shall appoint a minute taker and decide on whether to include advisors, employees of the Company or other persons having information in the discussions on particular agenda items.
(10) The members of the Management Board shall take part in the meetings of the Supervisory Board unless otherwise provided by the chairman of the Supervisory Board. At the order of the respective committee, members of the Management Board may join the committee meetings.

§ 5
Committees
(1) Following the election of the chairman and the deputy chairman of the Supervisory Board, the Supervisory Board shall form a committee for the duration of its term in compliance with its duties according to Section 31 (3) of the Codetermination Act. The committee shall consist of the chairman of the Supervisory Board, the deputy chairman, as elected pursuant to the Codetermination Act, and two other members, one of whom is elected by the majority of the employee representatives and the other by the majority of the shareholder representatives of the Supervisory Board (the “Mediation Committee”).
(2) Should any of the other members of the committee resign before the expiration of his term, a successor shall be immediately elected for the remaining term of office. Paragraph 1 shall apply mutatis mutandis.
(3) The Supervisory Board may create other committees with at least three members and delegate to them certain functions and powers. The Supervisory Board may delegate decision-making power to the committees, to the extent permitted by law.
(4) The Supervisory Board shall choose a chairman of a committee, unless otherwise determined by these Rules of Procedure or the rules of procedure of the respective committee.
(5) If the chairman of the Supervisory Board is a member of a committee and a vote results in a tie, the chairman, but not any deputy chairman, shall have two votes to break any reoccurrence of a tie if the matter is resubmitted for voting.
(6) Section 3 (2), (3) and (4), Section 4 (1), (2), (4), (5), (7), (8) and (9) and Section 10 of these Rules of Procedure apply to Supervisory Board committees mutatis mutandis.
(7) A Supervisory Board committee has a quorum if two thirds, but at least three members, participate in passing resolutions. Any form of voting according to Section 4 (1) and (7) shall be deemed as participation.
(8) The chairmen of the committees shall regularly inform the Supervisory Board of their activities.
§ 6
Executive Committee
(1) Following the election of the chairman and the deputy chairman of the Supervisory Board, the Supervisory Board shall form an Executive Committee, which shall consist of the chairman and the deputy chairman of the Supervisory Board and a further member, who is also a shareholder representative on the Supervisory Board. This further member shall be elected through a majority of the cast votes.

Should this further member resign before the expiration of his term, a successor shall be elected without delay for the remaining term of office. The Executive Committee shall be chaired by the chairman of the Supervisory Board.
(2) The Executive Committee shall have responsibility for resolving the following matters:
     a) Adoption, amendments and termination of agreements with members of the Management Board unless the Management Board remuneration (salary, profit participation, reimbursement of expenses, insurance premium, commission, performance-related compensation such as stock options and fringe benefits) pension payments, payments to surviving dependants and other comparable benefits (together the “compensation”) is concerned;
     b) Extension of credit to members of the Management Board and Supervisory Board (Sections 89 and 115 of the Stock Corporation Act) as well as other persons that are working for the Company or who are working for a company that is partly owned or managed by the Company;
     c) Carrying out other legal transactions with regard to the Management Board according to Section 112 of the Stock Corporation Act;
     d) Amendments of the Articles of Association that affect only the wording thereof.
(3) The Executive Committee shall be in charge of preparing resolutions for the Supervisory Board in the following matters:
     a) Appointment and dismissal of members of the Management Board including the assessment of their performance and succession planning.
     b) Adoption, amendments and termination of agreements with members of the Management Board, as far as Management Board compensation is concerned;
     c) Decisions regarding the implementation of the agreements with members of the Management Board as far as compensation is concerned, in particular evaluating the degree of target achievement;
     d) Determination of a Management Board compensation system (compensation structure);
     e) Other resolutions of the Supervisory Board regarding the Management Board.
     f) Execution of contracts with members of the Supervisory Board within the meaning of Section 114 of the Stock Corporation Act.

(4) The Executive Committee has a quorum only if all members participate in passing resolutions. Any form of voting according to Section 4 (1) and (7) shall be deemed as participation.
§ 7
Investment, Finance & Audit Committee
1) At the constitutive meeting the Supervisory Board shall appoint an Investment, Finance & Audit Committee from among its members.
2) The Investment, Finance & Audit Committee shall consist of the chairman of the Supervisory Board, a shareholder member of the Supervisory Board and an employee member of the Supervisory Board. The Investment, Finance & Audit Committee shall select a chairman from among its members.
3) The duties and responsibilities of the Investment, Finance & Audit Committee include:
     (i) Questions regarding financial accounting, in particular monitoring the financial accounting process.
     (ii) Preparation for the Supervisory Board’s approval of the annual financial statements and the consolidated financial statements; for these purposes it is incumbent on the Investment, Finance & Audit Committee to review the preliminary annual financial statements and consolidated financial statements, the combined operating and financial reviews, the recommendation for the appropriation of profits as well as to discuss the auditor’s report with the external auditor.
     (iii) Review of interim financial reports to be made public or to be filed with stock exchange authorities, and discussion with the Management Board.
     (iv) Questions regarding the independence of the auditor and obtaining a statement confirming the independence of the auditor, proposal of a candidate to be recommended by the Supervisory Board for election as auditor by the General Shareholders Meeting, appointment of the auditor for the audit of the annual and consolidated financial statements and the review of the interim financial statements including determination of the key areas of auditing, the granting of exceptional approvals for advisory services by the auditor and the exercise of oversight over the auditor, including overseeing the additional services performed by the auditor.
     (v) Monitoring the effectiveness of the internal control system.
     (vi) Determination of a procedure that makes it possible for employees of the Company to anonymously and confidentially report to the Committee complaints regarding accounting and auditing practices of the Company; and pursuant to which such complaints which have been received by the Company from third parties shall be forwarded to the Committee.

     (vii) Consent to the resolution of the Management Board or a specially designated committee of the Management Board regarding an increase in the capital by means of the issuance of new shares out of approved or conditional capital to the extent that they are not to be issued to employees or issued against redemption of subscription rights in connection with a share option plan.
     (viii) Consent to the resolutions of the Management Board with respect to the exercise of the authority granted by the General Shareholders Meeting regarding the issuance of options or convertible securities, in particular the determination of borrowing limits and the possible exclusion of pre-emptive rights.
     (ix) Preparation of investment and disinvestment decisions of the plenum.
     (x) Monitoring the effectiveness of the internal risk management system.
     (xi) Monitoring the effectiveness of the internal revision system.
     (xii) Discussion of matters regarding compliance with legal requirements and the Company’s internal compliance directives as well as oversight of the Company’s compliance system.
(4) In addition the Committee supports the Supervisory Board in the oversight of management. It may for this purpose exercise the special inspection and review rights of the Supervisory Board pursuant to Section 111 paragraph 2 of the Stock Corporation Act.
(5) The Investment, Finance & Audit Committee shall adopt its rules of procedure.
§ 8
Matters Requiring Consent
The following acts of the Management Board require the consent of the Supervisory Board:
     (i) Finance and investment planning, including the budget, as well as the establishment of debt limits;
     (ii) Asset, participation and financial investments, as well as divestments, insofar as any single project exceeds 10% of the then current total investment budget;
     (iii) The granting of sureties, guarantees and loans to third parties outside the group, if the amount exceeds 5% of the share capital of the Company.

§ 9
Efficiency Audit
The Supervisory Board shall regularly audit, at least once a year, its work and the efficiency thereof. In line with this it will also ask the Management Board for a discussion of the collaboration with the Supervisory Board.
§ 10
Conflicts of Interest
Every member of the Supervisory Board should avoid conflicts of interest, in particular those that could arise because of an advisory or management function for clients, suppliers, creditors or other business partners, where possible. Where it is not possible to avoid such conflict it must be resolved in favour of the Company. The member in question must disclose all those above-mentioned conflicts of interest to the Supervisory Board. In case of material conflicts of interest which are not merely temporary in respect of the person of a member of the Supervisory Board the respective member of the Supervisory Board shall resign from office. Advisory and other service agreements and contracts for work between a member of the Supervisory Board and the Company require the Supervisory Board’s approval.
§ 11
Confidentiality
(1) The members of the Supervisory Board shall keep confidential all secrets of the Company, especially trade or business secrets that they obtain by virtue of their status as a board member. Furthermore, the members of the Supervisory Board shall keep confidential other information made known to them in their capacity as board members, disclosure of which could harm the interests of the Company or affiliated companies. These obligations survive the termination of service. The votes, discussions and opinions as well as other personal views of each member of the Supervisory Board are also confidential.
(2) If a member of the Supervisory Board intends to release confidential information or secrets, especially statements concerning the contents and discussions of Supervisory Board meetings as well as the contents of documents or resolutions of the Supervisory Board, to a third party, he shall inform the chairman of the Supervisory Board before doing so in order to resolve any disagreements regarding the duty of confidentiality. If the chairman does not consent to such disclosure, he shall inform the other board members and solicit the opinion of the entire board without delay. Until the Supervisory Board has issued its opinion, the Supervisory Board member seeking to disclose such information shall abstain from disclosing such information.

(3) After resigning from their office, members of the Supervisory Board shall turn over to the Company without delay all documents in their possession that relate to matters of the Company. The members of the Supervisory Board have no right of retention with respect to any such documents.
§ 12
Declaration of Intention
If certain declarations must be made or received in order to carry out resolutions of the Supervisory Board, the chairman shall act on behalf of the board. Other documents and announcements of the Supervisory Board shall be signed by the chairman of the Supervisory Board.
§ 13
Effectiveness
These Rules of Procedure have become effective as of November 26, 2009. Any amendments will become effective upon the adopting of the respective resolution or at the time specified in the respective adopting resolution.
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